SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 15, 2004

Diversified Corporate Resources, Inc.
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-13984 (Commission File Number)	75-1565578 (I.R.S. Employer Identification No.)
10670 North Central Expressway Suite 600 Dallas, Texas 75231 (Address of principal executive offices)
(972) 458-8500 (Registrant's telephone number, including area code)

References to "DCRI," the "Company," "we," "us" and "our" in this current report refer to Diversified Corporate Resources, Inc., and its subsidiaries unless the context of the description indicates otherwise.

FORWARD LOOKING STATEMENTS

Certain statements and information included in this current report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this current report, the words or phrases "will", "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projected", "intends to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to the Company's financial condition, possible failure to comply with principal obligations and covenants in debt and other agreements, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, changes in law or regulations, failure to comply with American Stock Exchange requirements for continued listing of our common stock, demand for our products and services, conflicts of interest in related party transactions, regulatory matters, including the Company's inability to comply with its periodic reporting requirements, the effects of competition with entities with greater financial resources than those possessed by us, and shareholder dilution. Such factors could materially adversely affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed within this current report. Additional discussion of such factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in our filings with the Securities and Exchange Commission

Item 5. Other Events and Required FD Disclosure.

The Company did not file its Form 10-K with the Securities and Exchange Commission on or before April 14, 2004, the extended deadline established in the Company's Form 12b-25 filing. This is the result of the Company's inability to complete its 2003 financial statements in a timely manner. The reasons for the delay are as follows:

  In January 2004, our Treasurer and Chief Financial Officer resigned to pursue other opportunities. Subsequently, in March 2004, our long-time comptroller resigned due to health concerns. As a result of these developments, the personnel involved in the preparation of the year end financial statements lacked familiarity with the Company's historical accounting records and processes. This lack of familiarity with the financial reporting information served to slow down the process considerably at a crucial time.

  During March 2004, it was determined that the Company had not properly accounted for the issuance in 2003 of certain warrants and options in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. A number of warrants and options granted in the first quarter of 2003 contained terms that triggered variable accounting treatment under APB 25, resulting in the recognition of non-cash compensation expense as the market price of the stock increased. This determination meant that the unaudited financial statements for the first three quarters of 2003 would have to be restated. Time and personnel had to be diverted from the 2003 audit, further delaying its completion.

  In the fourth quarter of 2003, the Company determined that it would adopt, for 2003, SFAS No 123, Accounting for Stock-Based Compensation, utilizing the prospective method as prescribed in SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure. The adoption of this standard, in which the value of options/warrants grants is expensed over the vesting period of the underlying options/warrants required additional analyses with respect to the restated stock-based compensation expense, further exacerbating the complexity of accounting and reporting issues relative to the financial statements for 2003.

The audit process revealed that certain material weaknesses existed in the Company's internal accounting controls and procedures. Management believes that it posted the adjustments necessary to fairly state the financial statements to be included in the Form 10-K, and is determined to take actions to remedy all of these weaknesses as soon as possible.

On April 2, 2004, we retained CFO Alternatives, LP (the "Consultants"), a Dallas-based firm, which provides financial and accounting advisory services to public companies on an outsourced basis. The Consultants, who report to the Audit Committee of the Board of Directors, immediately became heavily involved in assisting our internal accounting staff in drafting the financial statements and preparing the restated quarterly statements.

With the help of the Consultants, we expect to file the Annual Report on Form 10-K for 2003, as well as amended Forms 10-Q for the first three quarters of 2003, within the next two weeks. We also expect that, similarly to 2002, the auditor's report will be modified as to uncertainty regarding the Company's ability to continue as a going concern.

Based on information available to us at this time, the unaudited financial results for 2003 are expected to include:

  Net service revenue of $51.6 million compared to $51.8 million in 2002;

  A net loss of $5.02 million, (or a loss of $1.64 per share) compared to a net loss of $5.97 million (or a loss of $2.12 per share) in 2002, the difference attributable primarily to:

    a further shift in service revenue from operations from direct placement revenue, which has higher margins, to contract placement revenue;

    a continued focus on reducing overhead and other administrative costs; and

    a non-cash expense for stock-based compensation of approximately $1.1 million ( or approximately $0.36 per share) in 2003 that did not exist in prior periods.

These results could change, as the auditors have not yet completed their audit of the 2003 financial statements.

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired.
Not applicable.
(b)	Pro forma financial information.
Not applicable
(c)	Exhibits.
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Corporate Resources, Inc. Registrant
Date: April 16, 2004	By:	/S/ J. Michael Moore J. Michael Moore Chief Executive Officer (Principal Executive Officer)